Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-135048) of Town Sports International Holdings, Inc. (the “Company”) of our report dated January 31, 2007 relating to the financial statements of Kalorama Sports Management Associates (A Limited Partnership) and Subsidiary, which appears in the Annual Report on Form 10-K of the Company.

/s/ Squire, Lemkin + O’Brien LLP

Rockville, Maryland
March 9, 2007